Exhibit 99.1

Alkermes Contacts:
For Investors: Rebecca Peterson, +1 781 609 6378
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES PLC REPORTS FINANCIAL RESULTS FOR QUARTER ENDED
JUNE 30, 2013

— Revenues From the Company’s Five Key Commercial Products Grew 22% Year-Over-Year to $98.9 Million  —

— Company Reports Non-GAAP Diluted EPS of $0.30 —

DUBLIN, Ireland, July 25, 2013 — Alkermes plc (NASDAQ: ALKS) today reported financial results for the quarter ended June 30, 2013. This is the first quarter of the nine-month period ending Dec. 31, 2013, as the company transitions to reporting on a calendar year basis.

“This was another strong quarter for Alkermes. The business continues to generate strong financial results driven primarily by our portfolio of five key commercial products. The company is generating significant cash flow, and at the same time, we are advancing our robust clinical pipeline, which will be a major driver of Alkermes’ future growth,” commented James Frates, Chief Financial Officer of Alkermes. “Looking forward, our business remains on track to achieve our growth and financial expectations for the remainder of the calendar year.”

“Alkermes’ strong financial foundation from our commercial product portfolio, coupled with our expanding pipeline of development candidates, creates opportunities for exceptional value and growth,” commented Richard Pops, Chief Executive Officer of Alkermes. “Our pipeline now encompasses a range of promising, innovative and differentiated drug candidates, including three recently unveiled preclinical candidates that reflect our expanded research and development capabilities and productivity. Our pipeline is designed to address compelling patient needs and has become one of the most diverse and exciting CNS pipelines in the biopharmaceutical industry.”

Quarter Ended June 30, 2013 Highlights

•                  Total revenues for the quarter were $138.6 million. This compared to total revenues of $152.2 million for the same period in the prior year, which included $20.0 million of intellectual property license revenue unrelated to key development programs.

•                  Revenues from the company’s five key commercial products for the quarter grew 22% to $98.9 million, from $81.2 million for the same period in the prior year.

•                  Non-GAAP net income for the quarter was $42.9 million, or a non-GAAP diluted earnings per share (EPS) of $0.30. This compared to non-GAAP net income of $53.0 million, or a non-GAAP diluted EPS of $0.39, for the same period in the prior year, which included $20.0 million, or $0.15 per diluted share, of intellectual property license revenue.

•                  GAAP net income for the quarter was $7.3 million, or a basic and diluted GAAP EPS of $0.05. This compared to GAAP net income of $22.4 million, or a basic and diluted GAAP EPS of $0.17, for the same period in the prior year, which included $20.0 million, or $0.15 per diluted share, of intellectual property license revenue.

•                  Free cash flow for the quarter was $39.2 million. This compared to $46.2 million for the same period in the prior year, which included $20.0 million of intellectual property license revenue.

•                  The company reiterated its financial expectations for the nine-month period ending Dec. 31, 2013, which were originally provided on May 23, 2013.

Quarter Ended June 30, 2013 Financial Results

Revenues

•                  Manufacturing and royalty revenues from the company’s long-acting atypical antipsychotic franchise, RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®, were $56.2 million, compared to $48.6 million for the same period in the prior year. Worldwide end-market sales of RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION were approximately $627 million, compared to approximately $550 million in the same period in the prior year.

•                  Manufacturing and royalty revenues from AMPYRA®/FAMPYRA®(1) were $19.9 million, compared to $17.2 million for the same period in the prior year.

•                  Net sales of VIVITROL® were $17.4 million, compared to $12.4 million for the same period in the prior year, representing an increase of approximately 40% year over year.

•                  Royalty revenue from BYDUREON® was $5.4 million, compared to $3.0 million for the same period in the prior year.

•                  Additionally, results for the quarter included RITALIN LA®/FOCALIN XR® revenues of $11.2 million, VERELAN® revenues of $6.5 million and TRICOR® 145 revenues of $4.1 million. This compared to RITALIN LA/FOCALIN XR revenues of $10.9 million, VERELAN revenues of $6.0 million and TRICOR 145 revenues of $12.0 million for the same period in the prior year.

Costs and Expenses

•                  Operating expenses were $125.1 million. This compared to operating expenses of $120.1 million for the same period in the prior year.

•                  Net interest expense was $3.3 million. This compared to net interest expense of $9.9 million for the same period in the prior year. The reduction was driven by the successful refinancing and repricing of the company’s term loans completed in 2012 and 2013, respectively.

Balance Sheet

•                  At June 30, 2013, Alkermes recorded cash and total investments of $325.0 million, compared to $304.2 million at March 31, 2013.

Conference Call

Alkermes will host a conference call at 8:30 a.m. EDT (1:30 p.m. BST) on Thursday, July 25, 2013, to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing +1 888 424 8151 for U.S. callers and +1 847 585 4422 for international callers. The conference call ID number is 6037988. In addition, a replay of the conference call will be available from 10:30 a.m. EDT (3:30 p.m. BST) on Thursday, July 25, 2013, through 5:00 p.m. EDT (10:00 p.m. BST) on August 1, 2013, and may be accessed by visiting Alkermes’ website or by dialing +1 888 843 7419 for U.S. callers and +1 630 652 3042 for international callers. The replay access code is 6037988.

About Alkermes plc

Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system (CNS) disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and manufacturing facilities in Gainesville, Georgia and Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), including non-GAAP net income, non-GAAP diluted earnings per share and free cash flow. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Management defines its non-GAAP financial measures as follows:

•                  Non-GAAP net income adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; non-cash tax expense; deferred revenue; and certain other one-time or non-cash items.

•                  Free cash flow represents non-GAAP net income less capital expenditures.

Management believes that these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, better indicate underlying trends in ongoing operations and cash flows. However, non-GAAP net income, non-GAAP diluted earnings per share and free cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release.

Note Regarding Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future financial and operating performance, business plans or prospects; the likelihood of continued revenue growth from the company’s commercial products; the therapeutic and commercial value of the company’s products; and our expectations concerning the timing and results of our clinical development activities. These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.

These risks and uncertainties include, among others: clinical development activities may not be completed on time or at all and the results of such activities may not be predictive of real-world results or of results in subsequent clinical trials; the company, and its partners, may not be able to continue to successfully commercialize its products; there may occur a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; adverse decisions by the U.S. Food and Drug Administration (FDA) or regulatory authorities outside the U.S. regarding the company’s products; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks described in the company’s most recent Annual Report on Form 10-K and 10-K/A, and in other filings made by the company with the Securities and Exchange Commission (“SEC”) and which are available at the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof and, except as required by law, the company disclaims any intention or responsibility for updating any forward-looking information contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; RISPERDAL® CONSTA® and INVEGA® SUSTENNA® are registered trademarks of Janssen Pharmaceuticals, Inc.; XEPLION® is a registered trademark of Johnson & Johnson Corporation; AMPYRA® and FAMPYRA® are registered trademarks of Acorda Therapeutics, Inc.; BYDUREON® is a registered trademark of Amylin Pharmaceuticals, LLC; TRICOR® is a registered trademark of Fournier Industrie et Sante Corporation; RITALIN LA® and FOCALIN XR® are registered trademarks of Novartis AG Corporation; and VERELAN® is a registered trademark of Alkermes Pharma Ireland Limited.

(1)AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg is developed and marketed in the U.S. by Acorda Therapeutics, Inc. and outside the U.S. by Biogen Idec Inc., under a licensing agreement with Acorda Therapeutics, as FAMPYRA® (prolonged-release fampridine tablets).

(tables follow)

Alkermes plc and Subsidiaries

Selected Financial Information (Unaudited)

	Three Months	Three Months
	Ended	Ended
Condensed Consolidated Statements of Operations - GAAP	June 30,	June 30,
(In thousands, except per share data)	2013	2012
Revenues:
Manufacturing and royalty revenues	$119,788	$138,380
Product sales, net	17,379	12,372
Research and development revenue	1,464	1,487
Total Revenues	138,631	152,239
Expenses:
Cost of goods manufactured and sold	45,991	42,070
Research and development	33,462	37,806
Selling, general and administrative	32,933	29,784
Amortization of acquired intangible assets	12,716	10,434
Total Expenses	125,102	120,094
Operating Income	13,529	32,145
Other (Expense), net:
Interest income	161	299
Interest expense	(3,468)	(10,170)
Other (expense) income, net	(170)	923
Total Other (Expense), net	(3,477)	(8,948)
Income Before Income Taxes	10,052	23,197
Provision for Income Taxes	2,718	764
Net Income — GAAP	$7,334	$22,433

Earnings Per Share:
GAAP earnings per share — basic and diluted	$0.05	$0.17
Non-GAAP earnings per share — basic	$0.32	$0.41
Non-GAAP earnings per share — diluted	$0.30	$0.39

Weighted Average Number of Ordinary Shares Outstanding:
Basic — GAAP and Non-GAAP	134,602	130,434
Diluted — GAAP and Non-GAAP	143,369	134,945

An itemized reconciliation between net income on a GAAP basis and non-GAAP net income and free cash flow is as follows:
Net Income — GAAP	$7,334	$22,433
Adjustments:
Non-cash net interest expense	268	1,528
Non-cash taxes	2,814	(145)
Depreciation expense	11,011	7,584
Amortization expense	12,716	10,434
Share-based compensation	8,809	8,162
Deferred revenue	(97)	2,970
Non-GAAP Net Income	$42,855	$52,966
Capital expenditure	3,625	6,733
Free Cash Flow	$39,230	$46,233

Alkermes plc and Subsidiaries

Selected Financial Information (Unaudited)

Condensed Consolidated Balance Sheets	June 30,	March 31,
(In thousands)	2013	2013
Cash, cash equivalents and total investments	$324,990	$304,179
Receivables	130,578	124,620
Inventory	39,128	43,483
Prepaid expenses and other current assets	23,838	19,133
Property, plant and equipment, net	281,253	288,435
Intangible assets, net and goodwill	656,017	668,733
Other assets	22,050	21,708
Total Assets	$1,477,854	$1,470,291
Long-term debt — current portion	$6,750	$6,750
Other current liabilities	65,848	79,180
Long-term debt	360,690	362,258
Deferred revenue - long-term	8,911	8,866
Other long-term liabilities	53,715	60,863
Total shareholders’ equity	981,940	952,374
Total Liabilities and Shareholders’ Equity	$1,477,854	$1,470,291

Ordinary shares outstanding (in thousands)	135,262	133,752

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013, which the company intends to file in July 2013.